Exhibit 99.6

CENTRAL PACIFIC FINANCIAL CORP.
NOMINEE HOLDER CERTIFICATION

The undersigned, a broker, custodian bank, trustee, depositary or other nominee holder of rights (the “Rights”) to purchase shares of common stock (“Common Stock” or “Common Shares”) of Central Pacific Financial Corp. (the “Company”) pursuant to the rights offering described in the Company’s prospectus dated [ ], 2011 (the “Prospectus”), hereby certifies to the Company and Wells Fargo Bank, National Association, as subscription agent for the rights offering, that (1) the undersigned has exercised, on behalf of the beneficial owners thereof (which may include the undersigned), the number of Rights specified below pursuant to the basic subscription right, and on behalf of beneficial owners of Rights who have subscribed for the purchase of additional Common Shares pursuant to the over-subscription privilege, listing separately below each such exercised basic subscription right and the corresponding over-subscription privilege (without identifying any such beneficial owner), and (2) each such beneficial owner’s basic subscription right has been exercised in full:

	Number of Common Shares Beneficially Owned on the Record Date	Number of Shares Subscribed for Pursuant to Basic Subscription Right	Number of Shares Subscribed for Pursuant to Over-Subscription Privilege
1.
2.
3.
4.
5.
6.
7.
8.
9.
10.

Provide the following information if applicable:

Depository Trust Company (“DTC”)
Participant Number

Participant Name:

By:
Name:
Title:

DTC Basic Subscription Confirmation Number(s):